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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*


                                   ----------


                          Sunesis Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   867328 50 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.




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---------------------
CUSIP NO. 867328 50 2
---------------------

--------------------------------------------------------------------------------
1      NAME(S) OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

       Biogen Idec Inc.
       33-0112644
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0

    NUMBER             ---------------------------------------------------------
                       6     SHARED VOTING POWER
   OF SHARES
                             2,912,022
 BENEFICIALLY
                       ---------------------------------------------------------
   OWNED BY            7     SOLE DISPOSITIVE POWER

EACH REPORTING               0

 PERSON WITH           ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,912,022

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,912,022

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not applicable

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       CO

--------------------------------------------------------------------------------





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---------------------
CUSIP NO. 867328 50 2
---------------------


--------------------------------------------------------------------------------
1      NAME(S) OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

       Biogen Idec MA Inc.
       04-3002117
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts

--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0

    NUMBER             ---------------------------------------------------------
                       6     SHARED VOTING POWER
   OF SHARES
                             2,912,022
 BENEFICIALLY
                       ---------------------------------------------------------
   OWNED BY            7     SOLE DISPOSITIVE POWER

EACH REPORTING               0

 PERSON WITH           ---------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,912,022

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,912,022

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not applicable

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.6%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       CO

--------------------------------------------------------------------------------



                                   Page 3 of 8

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Item 1(a)         Name of Issuer

                  Sunesis Pharmaceuticals, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices

                  341 Oyster Point Blvd.
                  South San Francisco, California 94080


Item 2(a)         Names of Persons Filing

                  (i)      Biogen Idec Inc.
                  (ii)     Biogen Idec MA Inc.


Item 2(b)         Address of Principal Business Office or, if none, Residence

                  (i)      14 Cambridge Center, Cambridge, Massachusetts 02142
                  (ii)     14 Cambridge Center, Cambridge, Massachusetts 02142


Item 2(c)         Citizenship

                  (i)      Delaware
                  (ii)     Massachusetts


Item 2(d)         Title of Class of Securities

                  Common Stock, par value $0.0001 per share


Item 2(e)         CUSIP Number

                  867328 50 2


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable

      (a)         [ ]   Broker or dealer registered under Section 15 of the Act;

      (b)         [ ]   Bank as defined in section 3(a)(6) of the Act;

      (c)         [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Act;

      (d)         [ ]   Investment company registered under Section 8 of the
                        Investment Company Act;

      (e)         [ ]   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);










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      (f)         [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

      (g)         [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

      (h)         [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

      (i)         [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act;

      (j)         [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4            Ownership


         (a)      Amount Beneficially Owned:

                  2,912,022

                  Shares of Sunesis Common Stock are owned directly by Biogen Idec MA Inc., a wholly owned subsidiary of Biogen Idec Inc., and indirectly by Biogen Idec Inc.


         (b)      Percent of Class:

                  13.6%.

                  This percentage was calculated based on disclosure in the Issuer's Quarterly Report on Form 10-Q filed November 14, 2005, that on November 10, 1005, there were 21,460,214 shares of Common Stock outstanding.


         (c)      Number of shares as to which such persons have:

                  (i)     sole power to vote or to direct the vote:

                          0

                  (ii)    shared power to vote or to direct the vote:

                          2,912,022

                  (iii)   sole power to dispose or to direct the disposition of:

                          0

                  (iv) shared power to dispose or to direct the disposition of:

                          2,912,022


Item 5            Ownership of Five Percent or Less of a Class






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     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                 Not Applicable


Item 6           Ownership of More than Five Percent on Behalf of Another Person

                 Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not Applicable


Item 8           Identification and Classification of Members of the Group

                 Not Applicable


Item 9           Notice of Dissolution of Group

                 Not applicable


Item 10          Certification

                 Not applicable



                                INDEX TO EXHIBITS

                 Exhibit Number                           Exhibit
                 --------------                           -------

                 99.1                                     Joint Filing Agreement








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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2006

                                            BIOGEN IDEC INC.

                                            By: /s/ Michael F. Phelps
                                                --------------------------------
                                                Name:  Michael F. Phelps
                                                Title: Vice President, Treasurer




                                            BIOGEN IDEC MA INC.

                                            By: /s/ Michael F. Phelps
                                                --------------------------------
                                                Name:  Michael F. Phelps
                                                Title: Vice President, Treasurer












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